Exhibit 99

 Supplemental Disclosures from C. R. Bard, Inc.'s Webcast on October 15, 2003


C. R. Bard, Inc.
Q3 2003 Earnings Conference Call

Event Date/Time:  October 15, 2003/5:00 p.m.
Event Duration:  53 minutes

Corporate Participants

Timothy M. Ring
C. R. Bard, Inc. - Chairman and CEO

John H. Weiland
C. R. Bard, Inc. - President and COO

Todd C. Schermerhorn
C. R. Bard, Inc. - Senior Vice President and CFO

Charles P. Grom
C. R. Bard, Inc. - Vice President and Controller

Eric J. Shick
C. R. Bard, Inc. - Vice President, Investor Relations


You are reminded that Bard's management will be discussing some forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to the Cautionary Statement regarding forward-looking information in Bard's June 30, 2003 Form 10-Q, including disclosure of the factors that could cause actual results to differ materially from those expressed or implied. Please also note that all information that is not historical is given only as of October 15, 2003, and the company undertakes no responsibility to update any information.


Introduction


Timothy M. Ring - C. R. Bard, Inc. - Chairman and CEO

Welcome to Bard's third quarter 2003 earnings conference call. We appreciate all of you taking the time to listen-in today. We expect the call to last no longer than 20 minutes.

Let me first outline today's discussion.

I will begin with a brief overview of the 3rd quarter 2003 results.

John Weiland, our President and Chief Operating Officer, will review 3rd quarter product-line revenue.

Todd Schermerhorn, our Senior Vice President and Chief Financial Officer will review the 3rd quarter income statement and balance sheet and expectations for the fourth quarter.

After the financial review, I will provide a new product pipeline update.

And, lastly, we will initiate Q&A.

Presentation

Overview of Third Quarter Results

Timothy M. Ring - C. R. Bard, Inc. - Chairman and CEO

Third quarter 2003 net sales totaled $361.8 million. This represents an increase of 12% over the third quarter of 2002. Currency impact this quarter was favorable by 290 basis points. On a constant currency basis, the third quarter net sales increase was 9%, making it our 19th consecutive quarter of constant currency sales growth in the range of 7 to 10%.

In the U.S., third quarter net sales totaled $258.8 million, an increase of 10% over prior year. Outside of the U.S., net sales were $103.0 million, which is an increase of 17% and 6% on a reported and constant currency basis, respectively.

Net income for the third quarter was $51.5 million and diluted earnings per share were 98 cents up 73 % and 72 % respectively over the same period in the prior year. For the third quarter 2002, we reported net income of $29.8 million and diluted earnings per share of 57 cents. Included in these 2002 results were items related to the realignment of certain divisional and manufacturing operations and a tax credit, totaling $14.8 million after tax or 28 cents per diluted share. Bard's management believes that excluding these items provides additional meaningful information about the comparability of our results of operations between periods. Excluding these items, which are reconciled in the investor relations section of our corporate web site, third quarter 2003 net income and diluted earnings per share both grew 15 % over the same period in the prior year.

Our third quarter revenue growth at 9%, on a constant currency basis, was a bit ahead of the 7-8% growth we projected. Earnings per share were nicely ahead of the 94-95 cent range we had predicted last quarter. Before I go any further, let me explain what occurred so that no one comes to the conclusion that a strategy shift is occurring here in the first quarter under new management. First of all, the sales came in stronger than we had planned.

We've been talking about the R&D investment thesis we have been developing here over the last couple of years. As we have given financial guidance over that time, we have indicated that our R&D investments could experience some unevenness - that we could see some quarterly swings in those investments. That is what occurred this quarter. Quite simply, we have an external R&D partner in the vascular area who missed a milestone, so a payment we had anticipated was not made. No change in strategy. No change in demeanor. Just the variable nature of R&D.

From a geographical perspective, U.S. sales are up nicely at 10% while Europe growth was 17% as reported this quarter or 4% in constant currency. Japan sales were solid this quarter, increasing by

9%, driven mainly by soft tissue repair sales. Our other international markets grew at approximately 22% as reported and 11% on a constant currency basis.

From a product perspective, surgery and vascular sales continue to be strong. Our oncology business improved in part due to accelerating growth in our Specialty Access product line and, our urology business was slightly below our historical guidance of 5-7%, on a constant currency basis, but healthy none-the-less, especially compared with market growth rates.

Our growth initiative programs continue to progress nicely. We are especially pleased with our results in the manufacturing area, which continue to come in ahead of expectations. Our expansion of the U.S. sales force by roughly 10% is progressing on track. Since our conference call in July, we have had several notable events. We acquired a new vacuum-assisted biopsy device for minimally invasive breast biopsies, which complements our leadership position in core needle biopsies. That opens up another $150 million market we are currently not in. We received FDA concurrence to market our Fluency stent graft in the U.S. for tracheobronchial applications. You will remember that we received approval to market Fluency(TM) in Europe as a vascular device late in the second quarter. We also received FDA concurrence to market our new Recovery(R) vena cava filter, a removable device with no time limit on removal. We consider this ground breaking since those devices currently approved for removal, outside the US, must be done so within two weeks. We are especially excited about the Fluency(TM) and Recovery(R) products because they represent advances in technology that offer new solutions to clinicians in our markets.

This has been a significant quarter for Bard, and I am very pleased with the financial results and the progress we are making on our growth initiatives. I don't think our management succession could have gone much smoother and, for that, I thank Bill Longfield and the Board of Directors for a great plan. I also thank John Weiland, Todd Schermerhorn, and Bard's entire management team for implementing it so well. The foundation has been laid for some great future opportunities, our job now is to execute and we are off to a great start.

I will now turn the discussion over to John Weiland, who will review product line revenue.

Product Line Review

John H. Weiland - C. R. Bard, Inc. President and COO

Good afternoon. Before I get started, let me explain how we look at our business in terms of revenue growth. We believe that, when discussing our product line results, eliminating the effect of changes in foreign currency provides the most accurate measure of the core health of our various franchises. So, as we walk through our sales results, please note that all percentage growth data will be given in constant currency, unless specifically noted otherwise.

Vascular Diagnosis and Intervention

Total net sales for the 3rd quarter in this category were $77.4 million, which represents an increase of 12% over the prior year quarter, 18% as reported. The U.S. experienced 18% growth in the quarter while our international business grew 5%, 18% as reported.

Graft product sales this quarter were up 4%, a fairly strong result when viewed historically. In the U.S.

we are seeing steady growth in both our Distaflo(R) peripheral graft line and our Vectra(R) dialysis access grafts. We view this as another example of great sales execution as we grow share in a flat market.

The EP business remained flat this quarter. U.S. sales were up 1% while Europe sales were down 2%. A couple of highlights in EP were the release of the new windows version of our lab systems software in the U.S. and the continued growth of our steerable diagnostic catheter line. We have solid technology in the steerable area, which serves as the foundation for our entry into pulmonary vein products.

Our Interventional Radiology products, which are 49% of the vascular category, had another great quarter, growing 25%. PTA catheters were up 49%, again fueled by our new Conquest(TM) balloon, while our self-expanding stents continued their growth with a 19% increase. We are seeing a nice ramp-up in vena cava filter sales with growth of 35% this quarter, driven by the limited market release of our Recovery(R) filter, which Tim spoke about earlier. Our plan is to go to full market release in the first quarter of '04, once we have completed some rather extensive thought leader and sales force training on this new product. We are taking a very measured approach with our rollout of the Recovery(R) in order to position ourselves well for long-term success with this exciting new product. Also contributing to our growth was the Fluency(TM) stent graft that Tim noted, which is an innovative addition to our Peripheral Vascular sales bag. It was launched around the beginning of the quarter, with a tracheobroncial indication in the U.S. and a vascular indication in Europe, with sales getting off to a very nice start.

Lastly, the Interventional Radiology category also includes our biopsy product line. As you know, we made a technology investment in this area this quarter with the BIP transaction allowing Bard to enter the vacuum assisted biopsy market, a transaction, by the way, which we would consider a tuck-in. Many of you are not aware of the size or health of our existing biopsy franchise. This business is currently $40 million annually in size, built largely around a core needle biopsy product, and grew 18% this quarter and 10% in 2002. The BIP product is only in limited release in a few European countries, so it did not contribute materially to the quarter, but you can understand we will be building on a reasonably sized and healthy foundation as we enter this new segment.

Urological Diagnosis and Intervention

Total net sales for the 3rd quarter 2003 were $113.3 million, an increase of 4% over 3rd quarter 2002, 6% as reported. The U.S. business, which is 75% of worldwide sales, grew at 6%, with International down 1% in constant currency but up 6% as reported.

Our basic drainage business delivered another solid performance for the third quarter, growing by 5%. Sales increased 7% in the U.S. led by our Bardex(R) I.C., infection control catheter. Globally, Bardex(R) I.C. grew at 12%.

Urological specialties, which are 24% of total urology, grew at a rate of 5% for the third quarter. Our brachytherapy franchise continues on its solid trend with 11% growth for the quarter. Although working from a much smaller base, we were pleased to see our European brachytherapy sales increase a little over 20% for the last two quarters. Overall, we continue to be pleased with the progress we are making on our long-term strategy for this business and our success in growing market share.

Our continence business decreased 5% globally this quarter. The surgical continence line grew nicely with an increase of 30% but was offset largely by the continued decline of our Contigen(R) product line.

Oncological Diagnosis and Intervention

Total net sales in this category were $86.3 million, representing an increase of 11% over the 3rd quarter of 2002, 13% as reported. Geographically, sales were up 11% in both the U.S. and international. As reported, international was up 22%.

Our specialty access business, which is 74% of total oncology sales, had a great third quarter posting a global sales increase of 18%. Fueled by the introduction of our new Hemosplit(TM) catheter at the end of the second quarter, our dialysis catheter line was up 44% in Q3. PICCs and implanted ports continued their strong performance with growth of 31% and 10% respectively. We are very pleased with the success of the launch and the potential the Hemosplit(TM)represents for our Access business.

Our G.I. business declined 5% this quarter. The Olympus impact for Q3 was down to roughly $500K. This remains a challenging market for us.

Surgical Specialties

Surgical Specialties global sales increased 19%, 21% as reported, over the prior year quarter to $68.5 million. Sales in the U.S., which are 81% of the total, were up 17% for the quarter while internationally we grew 26%, 36% as reported.

Soft tissue repair products accounted for 68% of the surgical specialties sales in the 3rd quarter, and they continued their terrific performance with growth of 27% this quarter. As in the last few quarters, our ventral hernia repair products, led by our Ventralex(TM) and Composix(R) Kugel(R) products, are providing the majority of growth in total soft tissue repair. In addition, the International growth rate here continues to improve, coming in at 28% for Q3. We've talked a fair amount about investing for growth in the international markets and it's nice to see the results showing the impact of these investments.

Performance irrigation was up 2% for the third quarter.

Our hemostasis product line was up 17% this quarter, helping to push the surgical category to 19% growth overall. We've highlighted the uneven nature of the sales patterns in this business in the past. We've had a couple of positive quarters in a row here, but we're not predicting a trend. Although it's a little bit volatile, the good news is that the hemostasis franchise is on the smaller size for Bard, at about $20 million annually.

This concludes the sales discussion for Q3, which as you can see was a solid quarter for Bard. I will now turn you over to Todd Schermerhorn.

Financial Review

Todd C. Schermerhorn - C. R. Bard, Inc. Senior VP and CFO

Let's take a look at the company's 3rd quarter consolidated statement of income starting with gross profit margins. Actual gross profit of $207.1 million was up 19% over the prior year's figure of $173.5 million. As a percentage of sales, 3rd quarter gross profit of 57.2% was 340 basis points ahead of prior year. We've asked you to think about our approach to gross margins as one of continuous improvement on a forward basis and that's pretty much what occurred this quarter with an improvement of 30 basis points sequentially. Our cost improvement program continues to be the primary driver of the year-over-year gains but, again, we experienced favorable impact from mix and currency. Price right now is effectively neutral.

SG&A expenses were $112.3 million or 31.0% of sales, up 150 basis points as a percentage of sales, versus the prior year and even with Q2 of this year. Patent and litigation expenses continue to be higher than prior year, accounting for 90 basis points of that increase, which is slightly less than the 120 basis points of growth it represented in Q2. The other notable item here is one I talked about last quarter and that is our growing investment in our US sales force expansion program, which contributed a little over 30 basis points of new spending in SG&A this quarter. As we look toward Q4, our patent and legal situation could continue to improve. However, that impact will likely be offset by further investment in the sales force expansion program - probably taking us back toward 31% of sales range for SG&A in Q4.

R&D expenditures of $21.6 million represents a 45% increase over the prior year's R&D expenditures of $14.9 million. As Tim mentioned, we had planned for higher levels of R&D spending, as high as the $23.5 million range for the quarter but were not able to reach the appropriate design specifications to assure product success with a particular R&D partner, so we held off. We continue to be convinced that R&D investment will be the primary driver of our future revenue acceleration. It's important to note, however, that as we push our way towards an annual R&D run rate of $100 million, you can be assured that, despite the rapid increase in investment, we approach every dollar of that spending with the same diligence and carefulness that we've exercised historically in all our spending. The same blocking and tackling mindset that we apply to manufacturing costs and working capital and so on, we apply here.

Interest expense of $3.2 million for the 3rd quarter is consistent with $3.1 million in the 3rd quarter 2002.

Our tax rate remains in the range of 27.5% and our guidance for the tax rate is unchanged at this time.

Average diluted shares outstanding for the quarter was 52.6 million. The company repurchased 212,500 shares during the 3rd quarter. We continue to expect to be a buyer of our stock, from time-to-time, as cash positions, investment options, benefit plan dilution, and market conditions warrant.

The balance sheet as of September 30, 2003 reflects cash and short-term investments of $392.0 million, down slightly from $403.1 million at the end of the second quarter. Net accounts receivable were $212.5 million, reflecting
52.9 Days, which is a reduction of 1.4 days from June 30 quarter end. Inventory net of reserves was $156.1 million as of September 30, representing
93.6 days, a decrease of

3.7 Days from the end of the second quarter. So, as you can see, our working capital is back going in the right direction. Capital expenditures totaled about $16 million this quarter, consistent with Q1 and Q2 and our 2003 guidance. On the liability side, debt decreased $3.9 million. Debt to total capital at the end of the quarter is just above 15%. Total shareholder investment was $1.011 billion at September 30, 2003. So, overall, our balance sheet remains very strong, and gives us the resources and flexibility to grow this business.

Our guidance for Q4 is for earnings of 99 cents and revenue growth of 8% on a constant currency basis. If the Euro remains at its current level, currency could add in the area of 300 basis points to our revenue growth.

In terms of 2004, we are planning our annual analyst meeting for December 16 in New York City. At that time, we will discuss our guidance for 2004 and update you on our products. We will have more details on the meeting over the next 30 days or so.

As is customary, I refer you to Bard's June 30, 2003 Form 10-Q and specifically to our disclosure regarding forward-looking statements. I will now turn you back over to Tim Ring for an update on some of our research and development projects.

New Product Update

Timothy M. Ring - C. R. Bard, Inc.  Chairman and CEO

I would now like to update you on a few of the new product pipeline projects we presented at our April analysts meeting. First, let me summarize our success so far.

Our Ventralex(TM) patch for the repair of umbilical hernias continues to significantly exceed our original expectations, finishing the third quarter on a $14MM annualized run rate. We are very pleased with that product.

Our Conquest(TM) PTA balloon dilation catheter generated sales at an annual run rate of over $11 million for Q3. Our total PTA business is now running at a rate of $24 million, based on the third quarter results.

We told you we would launch our Hemosplit(TM) dialysis catheter in the second quarter and we did. It is off to a great start, driving 44% growth in its product category. Its sales annualize to $10 million in its first full quarter.

We talked about a mid-year launch for the introduction of our new innovative Fluency(TM) stent graft and we hit it exactly in the middle of the summer. The launch went very well, generating sales at about a $5 million annual run rate for the quarter and making a healthy contribution to the 25% growth of our Interventional Radiology business for Q3.

We also hit the mid-year target for our Fluent(TM) constant flow pain pump. It was introduced in Europe in June, where it is receiving good clinical feedback. This is the first step in our pain pump strategy, which is really targeted at the U.S. programmable pump market, where 90% of the opportunity lies.

We have already mentioned our Recovery(R) filter and how excited we are about the opportunity it represents to change the way vena cava filters are used. We had targeted its approval for the second half of this year and were very pleased to receive FDA concurrence in early August, thanks to some great cooperative work with the agency.

Looking ahead, we anticipate FDA concurrence for our Orbiter(R) PV diagnostic EP catheter before year-end. We launched this product in Europe at the end of Q1, and are awaiting FDA approval to do so in the U.S. There were a couple of questions from the FDA, so that process does extend the approval time and we now anticipate approval before year end.

We plan on launching our Innerlace(TM) TVT surgical sling in the first quarter once our supplier is geared up to meet anticipated demand.

For the Uryx(R)uretheral bulking agent project, the developer Genyx is completing the clinical trial follow-up and is targeting a PMA submission by year-end. Given this, we will not make the commercialization target, that we indicated in April, of the first half of 2004. We are not quite sure of the exact date, we will update you in December, when we will have a better handle on it at that point of time.

Looking at longer-term projects.

Our arteriovenous or AV stent graft, which is the second of a family of covered stents - its clinical trial is progressing nicely. We expect enrollment in our clinical trial to be complete in Q1.

Our PV mesh ablation catheter project is moving forward on track. Our chronic animal study is in progress and we expect IDE approval for our first human use around year-end.

For our anti-infection endotracheal tube project we have two small pilot studies and a large randomized study in progress. The first pilot study includes 58 patients and is in the data analysis phase while the second 30 patient pilot study should be done with enrollment around year-end. Relative to the larger 2,600 patient clinical trial, we received approval from the FDA to expand from 15 to 40 clinical sites this quarter and we are pleased with the progress being made there.

That completes our update. We are very pleased with the successes we have had so far and the overall progress of our on-going projects.

Question and Answer Session

John Calcagnini - CIBC World Markets - Analyst

Hi, guys. Congratulations on a good quarter. I wanted to first focus a little bit on the gross profit margin just to make sure we understand what - Todd maybe could explain for us again sort of what drove that gross profit margin expansion and what you expect it to be in the fourth quarter, because you mentioned 99 cents for the fourth quarter, that's only up a penny sequentially.

And certainly that is what we had previously. But given this gross profit performance, you know, and the fact the fourth quarter is usually seasonally stronger, are we being a little to conservative there? But first could we talk about the gross profit drivers.

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

Let me tell you what our position is. For the third quarter the components of the improvement include price, which is neutral right now, so it does not impact us one way or the other. Mix is nicely favorable somewhere between 50 and 70 basis points. Now, this is year-over-year so it's versus the Q3 of prior year. FX is nicely favorable as well in the 50 to 70 basis point range. And cost is between 200 and 250 basis points. These calculations are often very difficult to do so we give you a little bit of range and wiggle room but that is directionally what is occurring. We think that Q4 will likely be in the low 57's somewhere.

John Calcagnini - CIBC World Markets - Analyst

OK. So similar to where it was just now?

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

Yes.

John Calcagnini - CIBC World Markets - Analyst

The cost element, that's the big piece of it. I thought you just said FX was plus 50 to 70 basis points, did I hear that right.

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

Yes.

John Calcagnini - CIBC World Markets - Analyst

OK and then cost is 200 to 250, what - more specifically what is driving that? I mean what cost reduction program?

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

You know we had the major program with the three plants this year. In addition to that, over the last several years the centralization of management, the plant closings, the product moves that we did in the prior year are basically allowing us to manufacture that next increment of volume at marginal costs, which of course, lowers the overall cost position. And that is effectively what it is John, we just gotten very good at that process.

John Calcagnini - CIBC World Markets - Analyst

OK, what does that look like next year, do you think? I mean how much legs does this margin expansion have?

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

Yes, we - I thought you might ask that. We're going to talk about that more in December. But, you know I will tell you that we'd be surprised if it didn't continue to improve.

John Calcagnini - CIBC World Markets - Analyst

OK and I wanted to talk to John a bit about the specialty access business, if he could sort of rehash you know how big the Hemosplit(TM) opportunity is? I thought I heard you say a 44% growth there and that business was running at an annualized rate of about $40 million or - you did $10 million in the quarter, did I hear that right?

John Weiland - C. R. Bard, Inc. - President and COO

Yes, I think just $10 million on that specific product annualized and 44% growth overall in dialysis.

John Calcagnini - CIBC World Markets - Analyst

OK, the $10 million - Hemosplit(TM) is 10 annualized?

John Weiland - C. R. Bard, Inc. - President and COO

That's right.

John Calcagnini - CIBC World Markets - Analyst

OK, and over-all dialysis was up 44% to what?

John Weiland - C. R. Bard, Inc. - President and COO

Dialysis business overall is about a $35 million business.

John Calcagnini - CIBC World Markets - Analyst

OK, and how big is that opportunity with Hemosplit(TM) and just maybe if you could walk through the drivers of that specialty access business, because obviously this is where we saw the biggest upside growth to our model in the quarter was with the oncology division and that of course was driven by specialty access.

So, I wonder how much incremental opportunity you see there?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

We identify the market at being $130 million worldwide.

John Calcagnini - CIBC World Markets - Analyst

$130 million for -

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

For total dialysis segment.

John Calcagnini - CIBC World Markets - Analyst

OK, and what about the other segment within specialty access business.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

Which business specifically John?

John Calcagnini - CIBC World Markets - Analyst

Well, you talked about the PICC catheters, right?

John Weiland - C. R. Bard, Inc. - President and COO

Well, we did talk about PICC's, that's roughly a little over a $100 million market globally. We are a high share player there. Port's also are about $130 million globally.

John Calcagnini - CIBC World Markets - Analyst

OK.

John Weiland - C. R. Bard, Inc. - President and COO

Again, we're a pretty high share player there, as well.

John Calcagnini - CIBC World Markets - Analyst

OK, and thanks a lot, guys.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

Two questions on R&D. Tim, you mentioned on the esophageal catheter that you had one pilot study going on with 58 patients, which are in a data collection phase right now.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

That is one of the two pilot studies that we have going on, yes.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

On that study, the study was designed to show what? How will you disseminate that data and information? The second question on R&D is broader, which is to say that by design your R&D expenses are ramping up nicely. Just wonder if you could give us a sense of where the money is going? Speak maybe to new hires or partnerships with other companies, et cetera, just to give us some sense of how you are spending the money?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

Let me deal with the second one first and I will turn the endotracheal tube question over to John. We go through a careful process here when we decide to go forward with an R&D project. Every division does it the same way. It's called the new product opportunity assessment. There are a number of components that are looked at as part of that, including things like technical difficulty, regulatory complexity, reimbursement, et cetera.

And then that's reviewed at each division and also reviewed here - I think we mentioned several times that John, Todd and I, and several others, conduct two full days, one in the spring, one in the fall, of

R&D reviews at every technology center we have.

So, it gets scrutinized pretty well and I will tell you we don't have one favorite. We go where the opportunities are and we try to play to the strengths in terms of where we think we can win and again winning is number one or number two. So, we don't have a favorite thing. We kind of look at the best opportunity in our judgment and the judgment of our divisions, where they think their best opportunity is, and we move forward from there. So, that's pretty much it in a nutshell, in terms of how we manage it. We don't have a preference for one area.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

If I can, though, just to follow-up. Is the money resulting in additional people at Bard? Is it resulting in additional clinical trials? Is it resulting in some partnership money going somewhere else?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

It's all of the above. It's an improvement in our processes; it's adding additional people. It's more projects, I mean, we have greatly increased the number of projects that we have active right from where it was two years ago.

We did outside partnerships. So, it is more clinical trials. We believe very strongly in the importance of building clinical research into the R&D process a lot earlier than we would have done that several years ago. So, it's a little bit of all of the above, Bob. It's not - I can't point to one specific thing that would help you understand it a lot better.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

Would you feel comfortable putting some numbers on it, in other words, the number of active projects today versus two years ago? Number of folks in R&D compared to two years ago?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

Yes, it's over 200 projects today, it's 225 I think. In the spring, John had mentioned at that point that it was about 185 or 180, something like that. So, even from the spring it ramped up rather significantly and I would say that it's close to doubling from what it was a couple of years ago.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

And people?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

People, I don't have that number in front of me, you can follow-up with either Eric or Todd.

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

It hasn't been a large increase in people per-se, Bob. We have done a lot more with outside partners. We haven't put a lot of fixed cost into that pool.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

OK, thanks.  And then the esophageal.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

On the endotracheal tube project, the two small pilot studies are primarily safety-related studies for us. It was to give us some significant experience in patient enrollment. Informed consent is a large part of the U.S. trial. We wanted to really get our hands around that and do early trials before we started our large one.

But then again, the most important issue is the safety side of things. As you can tell with that small number of patients, we're not powered into the studies to give us any indication on efficacy. That really won't happen until we get down stream in the 2600 clinical trial.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

And the safety data, do you intend to release that some how?

John Weiland - C. R. Bard, Inc. - President and COO

There is really nothing to release of important consequence. As the FDA looks at these kinds of issues, basically they want to make sure the product we are using is safe for patients that are receiving it in clinical trials. And, I think this will give us that kind of data to help us feel comfortable with that. The real name of the game here is going to be efficacy and that will happen in the 2600 patient clinical trial.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

I guess, John, if you are still talking about this project in three months then that would mean it's passed the safety hurdles in your mind?

John Weiland - C. R. Bard, Inc. - President and COO

I don't know if I can put a box around three months, but I would say that we have not seen any issues to date that cause us any concern from a safety standpoint on this project.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

I think, Bob, the more we talk about it going in the future, I think you could draw that conclusion, yes.

Robert Goldman - Buckingham Research Group, Inc. - Analyst

OK, thanks a lot, guys.

Matthew Dodds - SG Cowen Securities Corporation - Analyst

Good afternoon, guys. On the vacuum assisted biopsy opportunity, I was wondering when you categorize the $150 million opportunity, does that mean there is already a sizable market there and someone else is there and you are going to move in or is this something you are going to be first in and then on top of that, just to put a framework around that opportunity, in 12 months, what sort of run rate can we expect for that product?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

There is another player in that market. It is Johnson & Johnson. They are the only player in the market. The device that we have is significantly different from the one that they have.

Ours is a handheld portable battery powered unit, theirs is a piece of capital equipment that's stationery in a room, a patient has to be taken there. So, we like the technology, in terms of the opportunity, that's why we did the deal.

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

But it is an existing $150 million market.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

Yes, and we will see how we do with that going forward.

Matthew Dodds - SG Cowen Securities Corporation - Analyst

And then, separate topic. On the vena cava filter you said earlier that existing competitive filters, you really have to pull them out within a couple of weeks. How long can you keep yours in before the tissue growth becomes an issue? Is there a timeline where you are indicated it has to come out?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

I can tell you that, for clinical data we submitted to the FDA, at that point in time, the mean dwelling time, if you will was kind of in the low to mid-60 day range with a maximum out of 160 day plus and counting.

So, you know, I think that made the agency comfortable enough with the data and more importantly with how the device removed after being in for such a long period of time. You typically would have seen tissue in-growth. So, obviously they were satisfied that the period of days and the data they have looked at, they were comfortable enough not putting a day claim on the removability.

So, we think we've got some distinct advantages technically there which translates into great clinical results and you know, we like our opportunity there.

Matthew Dodds - SG Cowen Securities Corporation - Analyst

Thank you, Tim.

Glenn Novarro - Banc of America Securities - Analyst

Thanks, guys and good quarter. Oncology sales in the quarter up 13%, can you talk about whether or not that is sustainable and what we should expect in the fourth quarter? And then, urology sales you mentioned was a little bit below plan. Does that snap back to the more traditional 6 to 8% growth in the fourth quarter? And then, just lastly, share base continues to come down, what is a good number to use in our models for Q4?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

I will let Todd handle the share question and then I will turn the other two questions over to John.

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

I think 52.6 million is fine for the share base.

Glenn Novarro - Banc of America Securities - Analyst

OK.

John Weiland - C. R. Bard, Inc. - President and COO

Urology, I can handle that one along the way. We guided for the year at 5 to
7. We were just a little bit under that guidance. But, you know we still think roughly that those are pretty good numbers for that business.

Glenn Novarro - Banc of America Securities - Analyst

OK. Oncology. Are we seeing a new type of growth rate emerging here?

John Weiland - C. R. Bard, Inc. - President and COO

I think we've been comfortable with this growth rate. I don't think that we see a major deviation coming from that based on the product lines that we have launched. So, we are comfortable with that right now.

Glenn Novarro - Banc of America Securities - Analyst

I should dial in about 13% in my model for Q4?

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

Yes, I think another way to look at that, if you look at the specialty access piece of oncology, you know that for nine months is up about 16% and for the quarter was up almost 18. Now they did have that dialysis catheter launch in the quarter. But, that business has been on that range for several quarters now.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

I think the good news is the growth is coming from three major segments I mean not just one. And I don't think we see that falling off in the short term.

Glenn Novarro - Banc of America Securities - Analyst

OK, Great.  Helpful.  Thank you.

Graham Tanaka - Tanaka Capital Management - Analyst

Yes, good quarter, guys. I didn't quite catch towards the end of him talking about some of the products that were maybe slightly delayed at the FDA - I guess with the pulmonary vein catheter and the other product, I think it was the second product? And I was just wondering is there a significant -- does that adjust our expectations in the immediate term or what?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

No, none of the products that we talked about - I don't think would cause any adjustment in even our expectations about what we expect our own performance to be. A couple of the projects have minor delays. I don't think there is cause for concern there. There were questions in the 510-K process for the Orbiter(R) PV diagnostic catheter and I think the other one, we are just waiting for outside suppliers to kind of gear up for some inventory for our new InnerLace(TM) surgical sling. Those are the only things we talked about.

Graham Tanaka - Tanaka Capital Management - Analyst

Great, thank you.

Milton Hsu - Bear Stearns and Co. - Analyst

Hi, it's Rick Wise and Milton Hsu. Couple of questions first can you flush out the issue on R&D with your external partner? Is there something that comes back and you are going to spend it in the fourth quarter and we should expect much higher R&D spending than normal in the fourth quarter or how will it work?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

That particular one will probably go into 2004.

Milton Hsu - Bear Stearns and Co. - Analyst

So, in the fourth quarter in terms of percentage of sales or dollars much like the third quarter?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

We will see higher R&D expense than the third quarter in the fourth quarter. We will continue to see that R&D number ramp.

Milton Hsu - Bear Stearns and Co. - Analyst

OK. And you talked about brachytherapy gaining share. Can you just give us a little perspective where you think your share is and who is losing or gaining there?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

I will turn that over to John.

John Weiland - C. R. Bard, Inc. - President and COO

Well, as we said we have grown at 11% for the quarter in brachytherapy. That is a trend that we mirrored pretty much every quarter throughout the entire year. I'd compare that to the other public companies that are involved in this market segment and I think it is hard for me to put my finger on anyone with any growth in that segment thus far through the year. So I think we like our ability to continue to grow share in that segment.

Milton Hsu - Bear Stearns and Co. - Analyst

And what is, can you help us appreciate the factors driving that share gain?

John Weiland - C. R. Bard, Inc. - President and COO

I think a number of areas. Number one I think would be our product portfolio. We have the widest offering of products and services in this entire segment. I think that certainly has been a very important item of our success. I think the expansion of our sales force in this category and the segmentation of our sales force led us to have significant focus on this category for us through this far in the year and we also have done a couple of tuck-ins in this category as the year went on. So I think those three things are the most important items, which are allowing us to grow.

Milton Hsu - Bear Stearns and Co. - Analyst

You talked about sales force expansion up 10% ahead of plan. It sounds like you are placing more people internationally. Should we think of it that way or any particular divisions or areas where you are particularly focused on?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

That increase is just the U.S. increase. We just started to do a study to look at the same thing within Europe and that would not be finished for several months yet and the increases in the U.S. businesses are in the ones that are performing the strongest.

Milton Hsu - Bear Stearns and Co. - Analyst

OK. We should just assume that is what is taking place. How much further do we have to go there?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

We should be fully staffed by the end of November, maybe the middle of December. We are pretty well what John, maybe three quarters of the way now or a little better than that?

John Weiland - C. R. Bard, Inc. - President and COO

Maybe more than that.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

We have an operating meeting next week, we will go through our review but as of last month it was 70% or something like that.

Milton Hsu - Bear Stearns and Co. - Analyst

So again as always you are not giving guidance on '04, is some operating leverage there, positive operating leverage there in '04?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

I have not even gone through the budget yet. We will give you a little more update in December.

Milton Hsu - Bear Stearns and Co. - Analyst

Is that a logical conclusion, though?

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

It tends to take time for them to pay back, Rick. At least a year before they are accretive in terms of cost, I think.

Milton Hsu - Bear Stearns and Co. - Analyst

Last, remind me when you think you basically get the whatever you want to describe it, full benefit of manufacturing consolidation and cost-cutting program? I am sure there is something going on, the special initiative?

Todd Schermerhorn - C. R. Bard, Inc. - Senior Vice President and CFO

Based on charges from last year, the last plant will close at the end of this year.

Brian Kim - Brown Brothers Harriman - Analyst

Hello, good afternoon. Just a couple of questions, you guys for the first time just shared with us some of the revenue traction that we are seeing from new products, specifically Fluency(TM) and Hemosplit(TM), I assume BIP will be launched next year and the vena cava will get traction next year, as well.

And so, the tough issues with this and Hemostasis anniversaries, I know you don't want to talk about '04 until December, but when I just quickly do some back of the envelope type of stuff and the currency is again a positive tailwind, is it conceivable we could see low double-digit top-line growth for you guys in '04? Specific to new product introductions, is there any investment period required with these or will they be accretive to EPS looking out to '04?

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

Brian, we prefer to wait until December for '04 guidance.

Brian Kim - Brown Brothers Harriman - Analyst

All right.  Thanks.

Timothy Ring - C. R. Bard, Inc. - Chairman and CEO

Thank you. I'd like to again thank everyone for taking the time to sit down and listen to third-quarter results. I think you can tell it is an exciting time at Bard. Our ability to reinvest back into the business remains strong. Our focus is accelerating to a higher level.

As you can also tell, continuous improvement is the story in the other fundamental parts of the business. Thanks again, we look forward to seeing everybody in December at the analyst meeting.